Exhibit 99.1

Premier, Inc. Evaluating Strategic Alternatives

CHARLOTTE, N.C. – May 8, 2023 – Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today announced that its Board of Directors is evaluating potential strategic alternatives to enhance value for stockholders. The Board has established an Independent Special Committee composed of independent directors to evaluate any alternatives that may involve actual or potential conflicts of interest. Working with financial and legal advisors, the Board and the Independent Special Committee are considering a broad range of potential options, including a sale of part or all of the company, recapitalization or other partnership opportunities, among other potential alternatives.

“Premier’s Board and management team are committed to maximizing value and determined that an evaluation of strategic alternatives is the best way to advance that goal,” said Terry Shaw, Chair of the Board. “Premier plays an integral role in the U.S. healthcare system and is a key partner to hospital systems, healthcare providers and other stakeholders across the country. Given the company’s strong customer relationships, significant cash generation and flexible balance sheet, Premier has a wide range of strategic options to review. The Board believes that this process will help ensure the company is on the best path forward to unlock value for all of Premier’s stakeholders.”

Michael J. Alkire, Premier’s President and CEO, said, “Evolving market dynamics, coupled with an uncertain and challenging operating environment, compel us to take further action to adapt and help ensure Premier is best positioned for future success. While we conduct this strategic evaluation, we remain as focused as ever on supporting our members and other customers in providing high-quality, cost-effective healthcare and delivering on our mission to improve the health of communities.”

There can be no assurance that the review process will result in any transaction or any other strategic change or outcome, or as to the timing of any of the foregoing. The company does not expect to comment further on this strategic review unless and until the Board has approved a specific course of action or until it determines that further disclosure is appropriate or required by law.

Premier today reaffirmed its fiscal-year 2023 guidance, which was updated on May 2, 2023.

In light of its strategic review, Premier does not expect to provide fiscal 2024 guidance when it reports its fiscal 2023 fourth-quarter and full-year financial results in August 2023.

BofA Securities, Inc. is serving as Premier’s financial advisor, and McDermott Will & Emery LLP is serving as legal counsel. The Independent Special Committee is being advised by J.P. Morgan Securities LLC as financial advisor and Cravath, Swaine & Moore LLP as legal counsel.

Cautionary Note Regarding Forward-Looking Statements

Statements made herein that are not statements of historical or current facts, including, but not limited to, those related to Premier’s review of strategic alternatives, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to future financial performance, events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the company’s control, and statements regarding the review of potential strategic alternatives, the timing of such review, and the outcome of such review. More information on potential factors that could affect the company’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the fiscal year ended June 30, 2022 as well as the Form 10-Q for the quarter ended March 31, 2023, made available on the company’s website at investors.premierinc.com. Forward looking statements speak only as of the date they are made, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Investor Contacts	Media Contact
Angie McCabe Vice President, Investor Relations 704.816.3888 angie_mccabe@premierinc.com	Andrew Siegel / Aura Reinhard Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

Ben Krasinski

Director, Investor Relations

704.816.5644

ben_krasinski@premierinc.com